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EXHIBIT (a)(1)

OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
(THE "OFFER TO EXCHANGE")

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS RELATING TO THE INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. 1999 OPTION PLAN, THE INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. 1999 OPTION PLAN FOR FRENCH EMPLOYEES AND THE INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD. 2001 SUPPLEMENTAL STOCK PLAN

July 12, 2001

INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.

Offer to Exchange All Outstanding Options Granted After August, 1, 1999, for New Options
(the "Offer to Exchange")

The offer and withdrawal rights expire at 9:00 p.m., Pacific Daylight Time, on August 8, 2001
unless the offer is extended.

    interWAVE Communications International, Ltd., ("interWAVE," "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of interWAVE common stock granted after August 1, 1999, for new options which we will grant under (1) the interWAVE Communications International, Ltd. 1999 Option Plan (the "1999 Option Plan"), (2), the interWAVE Communications International, Ltd. 1999 Option Plan for French Employees (the "the French Sub-Plan"), or (3) the interWAVE Communications International, Ltd. 2001 Supplemental Stock Plan (the "2001 Supplemental Stock Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

    The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends or similar events. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled promptly after 9:00 PM Pacific Daylight Time on the date the offer ends. The offer is currently scheduled to expire on August 8, 2001 (the "Expiration Date") and we expect to cancel options on August 9, 2001, or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Cancellation Date. Since we currently expect to cancel all tendered options on August 9, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since February 9, 2001.

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    You are eligible to participate in this offer if you are an employee of interWAVE or one of our subsidiaries, except for employees who are residents of Australia, China or Sri Lanka or who are employed by a subsidiary of interWAVE located in those countries. Directors and employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, comprised of those officers listed in Schedule A to this Offer to Exchange, are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be the first business day that is six months and one day after the Expiration Date.

    If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1999 Option Plan, the French Sub-Plan, or the 2001 Supplemental Stock Plan, as determined by the Board of Directors in their sole discretion.

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq Market on the date of grant, unless otherwise determined under the French Sub-Plan as far as French optionees are concerned.

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events.

    Each new option granted will vest commencing on the grant date, which is expected to be February 12, 2002. For eligible employees other than those located in France or Hong Kong, the replacement option will vest monthly on the same day of the month as the vesting commencement date at a rate of 1/48th of the shares subject to the option over four years, subject to the optionee continuing to be a service provider on such dates. Options granted under the French Sub-Plan will vest 100% at the expiration of a four year holding period, subject to the optionee continuing to be a service provider on such date. We plan to amend the French Sub-Plan to reflect changes in French tax laws prior to the grant of the replacement option. Options granted to employees in Hong Kong will vest as to 12.5% of the shares subject to the option six (6) months from the grant date and 1/48th of the shares monthly thereafter over four years, subject to the optionee continuing to be a service provider on such dates. No credit shall be given to any optionee for vesting under the old options or for the 6 month period prior to the grant date.

    Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

    Shares of interWAVE common stock are traded on the Nasdaq National Market under the symbol "IWAV." On July 11, 2001, the closing price of our common stock reported on the Nasdaq National Market was $0.69 per share.

    We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

    This Offer to Exchange has not been approved or disapproved by the Securities and Exchange Commission (the SEC) or any State Securities Commission nor has the SEC or any State Securities Commission passed upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

    You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Shannyn McSheffrey at interWAVE Communications Inc., 312 Constitution Drive, Menlo Park, CA 94025, by email at smcsheffrey@IWV.com or telephone at (650) 838-2040.

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Shannyn McSheffrey at fax number (650) 321-6218.

    We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and in the related memorandum from Priscilla Lu dated July 12, 2001, Election Form and Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

i

SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What securities are we offering to exchange?

    We are offering to exchange all outstanding, unexercised options granted after August 1, 1999, to purchase shares of common stock of interWAVE Communications International, Ltd. ("interWAVE") held by eligible employees for new options we will grant under the interWAVE 1999 Option Plan (the "1999 Option Plan"), the interWAVE 1999 Option Plan for French Employees (the "French Sub-Plan"), or interWAVE 2001 Supplemental Stock Plan (the "2001 Supplemental Stock Plan"). (Page 12)

Who is eligible to participate?

    Employees are eligible to participate if they are employees of interWAVE or one of interWAVE's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled; however, any employees who are residents of Australia, China or Sri Lanka or are employed by subsidiaries of interWAVE located in those countries are not eligible. In addition, members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, (those officers listed in Schedule A to this Offer to Exchange) are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be the first business day that is six months and one day after the Expiration Date. If interWAVE does not extend the offer, the new options will be granted on February 12, 2002. (Page 14)

Are employees outside the United States eligible to participate?

    Yes, employees outside the United States are eligible to participate, except those employees who are either residents of Australia, China or Sri Lanka or employed by subsidiaries of interWAVE in those countries. Special considerations may apply to employees in France and the United Kingdom, due to certain tax rules applicable in these countries. Please be sure to read Sections 15 through 18 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees outside the United States. (Page 14)

Why are we making the offer?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 15)

What are the conditions to the offer?

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 20)

Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

    To receive a grant of new options through the offer and under the terms of the 1999 Option Plan, the French Sub-Plan or the 2001 Supplemental Stock Plan, you must be employed by interWAVE or one of its subsidiaries as of the date the new options are granted.

    As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of interWAVE or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 14)

How many new options will I receive in exchange for your tendered options?

    If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the options you tender. New options will be granted under our 1999 Option Plan, our French Sub-Plan or our 2001 Supplemental Stock Plan, as determined by the Board of Directors in their sole discretion, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 19)

When will I receive my new options?

    We will not grant the new options until the first business day which is six months and one day after the date we cancel the options accepted for exchange. Our Board Of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on August 9, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until February 12, 2002. You must be an employee on the date we are granting the new options in order to be eligible to receive them. (Page 19)

Why won't I receive my new options immediately after the expiration date of the offer?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

    No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Instead, we will issue a Promise to Grant Stock Option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at interWAVE or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 19)

Will I be required to give up rights to the cancelled options?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the offer. You have the right to change you election regarding particular tendered options at any time before the expiration of the offer. The offer is scheduled to expire at 9:00 p.m. Pacific Daylight Time, on August 8, 2001, unless we extend it. (Page 19)

What will the exercise price of the new options be?

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq Market for the date of grant. Different rules apply to options granted under the French Sub-Plan. (Page 24)

    Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 22)

When will the new options vest?

    Each new option granted will vest commencing on the grant date, which is expected to be February 12, 2002. For eligible employees other than those located in France or Hong Kong, the replacement option will vest monthly on the same day of the month as the vesting commencement date at a rate of 1/48th of the shares subject to the option over four years, subject to the optionee continuing to be a service provider on such dates. Options granted under the French Sub-Plan will vest 100% at the expiration of a four year holding period, subject to the optionee continuing to be a service provider on such date. We plan to amend the French Sub-Plan to reflect changes in French tax laws prior to the grant of the replacement option. Options granted to employees in Hong Kong will vest as to 12.5% of the shares subject to the option six (6) months from the grant date and 1/48th of the shares monthly thereafter over four years, subject to the optionee continuing to be a service provider on such dates. No credit shall be given to any optionee for vesting under the old options or for the 6 month period prior to the grant date. (Page 25)

What if we enter into a merger or other similar transaction?

    It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option which we will give you is a binding commitment, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a new stock option on February 12, 2002 (assuming we do not extend the offer). Such stock option could be for the purchase of the acquirer's stock (as opposed to interWAVE's), with an exercise price equal to the fair market value of the acquirer's stock on the grant date.

    You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 26)

Are there circumstances where I would not be granted new options?

    Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 29)

    Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 26)

If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

    Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

  •
  none of your options,

  •
  your first option with respect to the 300 remaining unexercised shares,

  •
  your second option with respect to all 1,000 shares,

  •
  your third option with respect to all 2,000 shares,

  •
  options with respect to two of the three option grants, or

  •
  all options under all three of the option grants.

    You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 12)

    Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in March 2001 and a grant in April 2001 and you want to tender your March 2001 option grant, you would also be required to tender your April 2001 option grant. (Page 12).

What happens to options that I choose not to tender or that are not accepted for exchange?

    Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

    You should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

    However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option cold be taxed similarly to a nonstatutory stock option. (Page 29)

Will I have to pay taxes if I exchange your options in the offer?

    If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes or, if you are working outside of the United States, for income tax purposes of the country in which you reside. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 29)

If my current options are incentive stock options, will my new options be incentive stock options?

    If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options granted to U.S. optionees to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 19)

When will my new options expire?

    Your new options will expire ten years from the date of grant, except for employees in France whose new options will expire nine years and six months from the date of grant. Your options will expire earlier if your employment with interWAVE terminates. (Page 23)

When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

    The offer expires on August 8, 2001, at 9:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 14)

How do I tender my options?

    If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Daylight Time, on August 8, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (650) 321-6218) or hand delivery to Shannyn McSheffrey. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 17)

During what period of time may I withdraw previously tendered options?

    You may withdraw your tendered options at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on August 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by September 6, 2001, you may withdraw your tendered options at any time after September 6, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (650) 321-6218) or hand delivery to Shannyn McSheffrey a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 18)

Can you change your election regarding particular tendered options?

    Yes, you may change your election regarding particular tendered options at any time before the offer expires at 9:00 p.m., Pacific Daylight Time, on August 8, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (650) 321-6218) or hand delivery to Shannyn McSheffrey a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 18)

What do we and the Board of Directors think of the offer?

    Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 17)

Whom can you talk to if you have questions about the offer?

    For additional information or assistance, you should contact:

  Shannyn McSheffrey
  Human Resources
  interWAVE Communications Inc.
  312 Constitution Drive
  Menlo Park, CA 94025
  (650) 838-2040

CERTAIN RISKS
OF PARTICIPATING IN THE OFFER

    Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Priscilla Lu dated July12, 2001, the Election Form and the Notice to Change Election from Accept to Reject before deciding to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States; again, we urge you to read the Sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of the Offer to Exchange, the memorandum from Priscilla Lu dated July12, 2001, the Election Form and the Notice to Change Election from Accept to Reject, for a fuller discussion of the risks which may apply to you, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

ECONOMIC RISKS

  •
  Participation in the offer will make you ineligible to receive any option grants until February 12, 2002 at the earliest.

    Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until February 12, 2002 at the earliest.

  •
  If the stock price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the replacement options that you have received in exchange for them.

    For example, if you cancel options with a $35 strike price, and interWAVE's stock appreciates to $50 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

  •
  If your employment terminates prior to the grant of the replacement option, you will receive neither a replacement option nor the return of your cancelled option.

    Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

  •
  The liquidity and price of the shares underlying your options may be adversely affected if interWAVE's stock is delisted from the Nasdaq National Market.

    InterWAVE's stock is currently listed on the Nasdaq National Market. Pursuant to the rules of the Nasdaq National Market, we have recently received notice that our shares may be delisted because they have traded for less than one dollar per share for a consecutive period of thirty trading days. Nasdaq will allow us 90 calendar days during which time we can regain compliance by trading above one dollar per share for 10 consecutive trading days. We intend to take steps which we deem advisable and reasonable to enable our shares to continue to be traded on the Nasdaq National Market, including undertaking a reverse stock split, but there can be no assurance that our efforts will be successful. In the event of a delisting, the market for our shares will have less liquidity, the shares may be less widely traded, and there is a risk that the price per share may decline further.

  •
  If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

    We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of such a prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

TAX-RELATED RISKS FOR U.S. RESIDENTS

  •
  Your replacement option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

    If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent they qualify under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the 1999 Option Plan and the 2001 Supplemental Stock Plan.

  •
  Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

    We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program. However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

  Employees who are subject to the tax laws of the United Kingdom, Ireland, France or Hong Kong

    We believe that the cancellation of existing options and the grant of new options should not be considered a taxable event. However, we recommend that you consult with your tax advisor regarding the impact of this offer.

    For a more detailed discussion of the material tax consequences associated with the option exchange program, please see the information under the capital "Taxation" in the offer document.

BUSINESS-RELATED RISKS

    For a description of risks related to interWAVE's business, please see Section 22 of this Offer to Exchange.

INTRODUCTION

    interWAVE Communications International, Ltd., ("interWAVE," "we" or "us") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of interWAVE common stock granted after August 1, 1999, for new options which we will grant under (1) the interWAVE Communications International, Ltd. 1999 Option Plan (the "1999 Option Plan"), (2), the interWAVE Communications International, Ltd. 1999 Option Plan for French Employees (the "the French Sub-Plan"), or (3) the interWAVE Communications International, Ltd. 2001 Supplemental Stock Plan (the "2001 Supplemental Stock Plan"), as determined by the Board of Directors in their sole discretion.

    An "eligible employee" refers to employees of interWAVE and certain of its subsidiaries who are employees as of the date the offer commences and as of the date the tendered options are cancelled; however, the employees who are either residents of Australia, China or Sri Lanka or work for subsidiaries in those countries are not eligible to participate in the exchange offer. In addition, members of our Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b) officers"), are not eligible to participate in the exchange offer. The Section 16(b) officers are those employees listed in Schedule A to this Offer to Exchange. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

    The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be February 12, 2002, unless the offer is extended, in which case the grant date of the new options will be the first business day that is six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on August 9, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since February 9, 2001.

    The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

    If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our 1999 Option Plan, our French Sub-Plan, or our 2001 Supplemental Stock Plan.

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq Market on the date of grant.

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events.

    Each new option granted will vest commencing on the grant date, which is expected to be February 12, 2002. For eligible employees other than those located in France or Hong Kong, the replacement option will vest monthly on the same day of the month as the vesting commencement date at a rate of 1/48th of the shares subject to the option over four years, subject to the optionee continuing to be a service provider on such dates. Options granted under the French Sub-Plan will vest 100% at the expiration of a four year holding period, subject to the optionee continuing to be a service provider on such date. Options granted to employees in Hong Kong will vest as to 12.5% of the shares subject to the option six (6) months from the grant date and 1/48th of the shares monthly thereafter over four years, subject to the optionee continuing to be a service provider on such dates. No credit shall be given to any optionee for vesting under the old options or for the 6 month period prior to the grant date..

    As of July 11, 2001, options to purchase 10,190,180 of our shares were issued and outstanding, of which options to purchase approximately 5,560,435 of our shares, constituting approximately 54.5%, were held by eligible employees.

THE OFFER

    1.  Eligibility.

    Employees are "eligible employees" if they are employees of interWAVE or one of interWAVE's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled, with the following exceptions:

      (1) any employees who are residents of Australia, China or Sri Lanka or are employed by subsidiaries of interWAVE located in Australia, China or Sri Lanka are not eligible to participate in the offer; and

      (2) members of the Board of Directors and all employees who are defined as officers for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended, are not eligible to participate in the offer. The employees of interWAVE who are officers for the purposes of such Section 16(b) are listed in Schedule A to this Offer to Exchange. Specific provision apply for French optionees.

    In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Expiration Date. If interWAVE does not extend the offer, the new options will be granted on February 12, 2002.

    2.  Number of options; expiration date.

    Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on August 9, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since February 9, 2001.

    If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our 1999 Option Plan, our French Sub-Plan or our 2001 Supplemental Stock Plan, as applicable, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of interWAVE or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

    The term "expiration date" means 9:00 p.m., Pacific Daylight Time, on August 8, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    We will also notify you of any other material change in the information contained in this Offer to Exchange.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    3.  Purpose of the offer.

    We issued the options outstanding to:

  •
  provide our eligible employees with additional incentive and to promote the success of our business, and

  •
  encourage our eligible employees to continue their employment with us.

    One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with interWAVE. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

    From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq Market on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

    Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company,

  •
  any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

  •
  any material change in our present dividend rate or policy, or our indebtedness or capitalization,

  •
  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment,

  •
  any other material change in our corporate structure or business,

  •
  our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association,

  •
  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act,

  •
  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act, or

  •
  the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or

  •
  any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

    4.  Procedures for tendering options.

    Proper Tender of Options.

    To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (650) 321-6218) or hand delivery to Shannyn McSheffrey, along with any other required documents. Shannyn McSheffrey must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Daylight Time on August 8, 2001.

    The delivery of all documents, including Election Forms and any Notices to Change Election From Accept to Reject and any other required documents, is at your risk.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

    We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

    Our Acceptance Constitutes an Agreement.

    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

    5.  Withdrawal Rights and Change of Election.

    You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

    You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on August 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 9:00 p.m., Pacific Daylight Time, on September 6, 2001, you may withdraw your tendered options at any time after September 6, 2001.

    To validly withdraw tendered options, you must deliver to Shannyn McSheffrey via facsimile (fax # (650) 321-6218) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

    To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Shannyn McSheffrey via facsimile (fax # (650) 321-6218) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the option holder who tendered the options,

  •
  the grant number of all options to be tendered,

  •
  the grant date of all options to be tendered,

  •
  the exercise price of all options to be tendered, and

  •
  the total number of unexercised option shares subject to each option to be tendered.

    Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

    6.  Acceptance of options for exchange and issuance of new options.

    Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be August 9, 2001, and you will be granted new options on the first business day that is six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors has selected this date as the actual grant date for the new options.

    If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonstatutory stock options for purposes of U.S. law. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by August 8, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on August 9, 2001 you will be granted new options on or about February 12, 2002. If we accept and cancel options properly tendered for exchange after August 8, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than February 12, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

    If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than February 12, 2002, provided that you remain an eligible employee on the date on which the grant is to be made.

    Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of interWAVE or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

    We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on August 9, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since February 9, 2001.

    Within forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, interWAVE will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Shannyn McSheffrey, or to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

    7.  Conditions of the offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 12, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to interWAVE;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or interWAVE, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  1.
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  2.
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  3.
  materially impair the contemplated benefits of the offer to interWAVE; or

  4.
  materially and adversely affect interWAVE's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to interWAVE;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for interWAVE, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

  •
  any change or changes shall have occurred in interWAVE's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to interWAVE or may materially impair the contemplated benefits of the offer to interWAVE; or

  •
  any of our executive officers or directors shall have tendered any of their options pursuant to the offer.

    The conditions to the offer are for interWAVE's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

    8.  Price range of shares underlying the options.

    The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "IWAV". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

	High	Low
Fiscal Year 2001
Quarter ended March 31, 2001	$3.46	$1.12
Quarter ended December 31, 2000	$10.06	$1.25
Quarter ended September 30, 2000	$24.44	$7.13
Fiscal Year 2000
Quarter ended June 30, 2000	$32.25	$7.69
Quarter ended March 31, 2000	$75.00	$22.00

    As of July 11, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $0.69 per share.

    We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

    9.  Source and amount of consideration; terms of new options

    Consideration.

    We will issue new options to purchase shares of common stock under our 1999 Option Plan, our French Sub-Plan or our 2001 Supplemental Stock Plan, as determined by our Board of Directors in their sole discretion, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 5,560,435 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 9.74% of the total shares of our common stock outstanding as of July 6, 2001.

    Terms of New Options.

    The new options will be granted under our 1999 Option Plan, our French Sub-Plan or our 2001 Supplemental Stock Plan (together, the "Plans"), as determined by our Board of Directors in their sole discretion. A new option agreement will be entered into between interWAVE and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. Because we will not grant new options until the first business day that is six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our 1999 Option Plan, our French Sub-plan and our 2001 Supplemental Stock Plan and the options granted under each of the Plans.

    1999 Stock Plan.

    The maximum number of shares reserved for issuance under the 1999 Option Plan and French Sub-Plan is 6,300,968, plus (a) any Shares subsequently returned to the interWAVE 1994 Stock Plan as a result of termination of options or repurchase of Shares issued under the 1994 Plan, and (b) an annual increase to be added on the first day of the Company's fiscal year beginning in fiscal year 2000 equal to the lesser of (i) 2,000,000 Shares, (ii) 4% of the outstanding shares on such date. Our 1999 Option Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

    2001 Supplemental Stock Plan.

    The maximum number of shares available for issuance through the exercise of options granted under our 2001 Supplemental Stock Plan is 4,000,000. Our 2001 Supplemental Stock Plan permits only the granting of options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

    Administration.

    The Plans are administered by the Board of Directors or a compensation committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

    Term.

    Options generally have a term of ten (10) years. Options issued under the French Sub-plan have a term of nine (9) years and six months. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of interWAVE or an affiliate company have a term of no more than five (5) years.

    Termination.

    Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in your option agreement or, if no time is specified, for twelve (12) months following such termination.

    Different termination rules apply for options issued under the French Sub-plan. In the event of death, options will become immediately vested and shall be exercisable for six months following death after which time the options shall terminate. If you are terminated due to disability, the vested portion of your option shall remain exercisable either (1) for 12 months if you are significantly disabled (as defined by French law) or (2) for the period specified in your option agreement, or if not specified, for a period of 12 months.

    The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1999 Option Plan, French Sub-Plan and 2001 Supplemental Stock Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

    Exercise Price.

    The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

    However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of interWAVE or an affiliate company.

    Different rules for the determination of the exercise price may apply for options issued under the French Sub-Plan. The Option price payable pursuant to Options issued thereunder shall be fixed by the Administrator on the date the Option is granted, but in no event shall the Option price per share be less than the greater of: (i) with respect to purchase Options over Common Shares, the higher of either 80% of the average quotation price of such Common Shares during the 20 days of quotation immediately preceding the Grant Date or 80% of the average purchase price paid for such Common Shares by the Company; (ii) with respect to subscription Options over the Common Shares, 80% of the average quotation price of such Common Shares during the 20 days of quotation immediately preceding the Grant Date; and (iii) the minimum Option price permitted under the U.S. Plan.

    Vesting and Exercise.

    Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. Each new option granted will vest commencing on the grant date, which is expected to be February 12, 2002. The terms of vesting are determined by the Administrator. Options granted under the French Sub-plan will become exercisable on the fourth anniversary of the grant date. We plan to amend the French Sub-Plan to reflect changes in French tax laws prior to the grant of the replacement option. Options granted to employees in Hong Kong will become vested as to 12.5% of the shares subject to the option six (6) months from the grant date and 1/48th of the shares monthly thereafter over four years, subject to the optionee continuing to be a service provider on such dates. All other replacement options will vest at a rate of 1/48th of the shares subject to the option monthly, providing the optionee is an employee on such date. No credit shall be given to any optionee for vesting under the old options or for the six month period prior to the grant date.

    Payment of Exercise Price.

    You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

  •
  cash,

  •
  check,

  •
  promissory note,

  •
  certain other shares of our common stock (not available for French employees),

  •
  a reduction in the amount of our liability to the optionee,

  •
  consideration received by us under a cashless exercise program implemented by us in connection with the Plans, or

  •
  a combination of the foregoing methods.

    Adjustments Upon Certain Events.

    If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

    In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for a period of fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of the fifteen (15) days.

    In the event there is a liquidation or dissolution of interWAVE, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any option.

    Notwithstanding any provisions of the 1999 Option Plan to the contrary, for French optionees, adjustments to the Option price and/or the number of shares subject to an Option issued thereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of one or more of the transactions listed in the French Commercial Code by the Company.

    Termination of Employment.

    If, for any reason, you are not an employee of interWAVE from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

    Transferability of Options.

    New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance. Options granted under the French Sub-plan are nontransferable.

    Registration of Option Shares.

    A total of 6,300,968 shares of common stock issuable upon exercise of options under our 1999 Option Plan and French Sub-Plan, and 4,000,000 shares of common stock issuable upon exercise of options under our 2001 Supplemental Stock Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

    U.S. Federal Income Tax Consequences.

    You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should refer to Sections 15 through 18 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange for employees in certain non-U.S. countries. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

    Our statements in this Offer to Exchange concerning our 1999 Option Plan, our French Sub-plan and our 2001 Supplemental Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 Option Plan, our French Sub-Plan and our 2001 Supplemental Stock Plan and the forms of option agreement under the Plans. Please contact us at interWAVE Communications Inc., 312 Constitution Drive, Menlo Park, California 94025 (telephone: (650) 838-2000), to receive a copy of our 1999 Stock Plan, our French Sub-Plan, or our 2001 Supplemental Stock Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

    10.  Information concerning interWAVE.

    Our principal executive offices are located at Clarendon House, 2 Church Street, P.O. Box HM1022, Hamilton HMDX, Bermuda, and our telephone number is (441) 295-5950.

    We have pioneered a product suite that provides all of the infrastructure equipment and software necessary to support an entire wireless network within a single compact system. Our networks support the Global System for Mobile communications (GSM) standard. Our Modular GSM Networks, Business Mobility(TM) and Specialized solutions are currently deployed in more than 30 countries. GSM accounts for 68 percent of the world's digital market and approximately 60 percent of the world's wireless market, with subscriber numbers approaching 500 million. We market and sell our products directly to licensed operators of GSM networks and mobile virtual network operators, and indirectly through strategic relationships with communications equipment providers and system integrators.

    The financial information included in our annual report on Form 10-K for the fiscal year ended June 30, 2000 is incorporated herein by reference. See "Additional Information" beginning on page 34 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

    11.  Interests of directors and officers; transactions and arrangements concerning the options.

    A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of July 11, 2001, our executive officers and non-employee directors (eighteen (18) persons) as a group beneficially owned options outstanding under our 1999 Option Plan and our French Sub-Plan to purchase a total of 1,242,604 of our shares, which represented approximately 26.9% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under our 2001 Supplemental Stock Plan to purchase a total of zero (0) of our shares, which represented 0% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned options outstanding under all of our stock plans to purchase a total of 2,815,126 of our shares, which represented approximately 27.6% of the shares subject to all options outstanding under the plans as of that date. These options to purchase our shares owned by directors and Section 16(b) officers are not eligible to be tendered in the offer.

    In the sixty (60) days prior to and including July 12, 2001, the executive officers and directors of interWAVE had the following transactions in interWAVE shares:

  •
  On May 14, 2001, Robert Nakata purchased 5,000 shares at $1.05 per share.

  •
  On May 23, 2001, Thomas Richard Gibian purchased 60,000 shares at $0.85 per share.

  •
  On May 24, 2001, Andrew C. Wang indirectly purchased 1,900 shares at $0.90 per share, 4,100 shares at $0.89 per share and 4,000 shares at $0.83 per share.

    Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to July 12, 2001 by interWAVE or, to our knowledge, by any executive officer, director or affiliate of interWAVE.

    12.  Status of options acquired by us in the offer; accounting consequences of the offer.

    Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

  •
  the exercise price of all new options will at least equal the market value of the shares of common stock on the date we grant the new options.

    13.  Legal matters; regulatory approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

    If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

    14.  Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    Option holders who exchange outstanding eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

    Incentive Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under the 1999 Option Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

    If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

  •
  more than two years after the date the incentive stock option was granted, and

  •
  more than one year after the date the incentive stock option was exercised.

    If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

    If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was sold or otherwise disposed of, over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary compensation income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

    If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

    Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

    If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

    However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to accept the exchange of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be exchange. If the IRS successfully asserted this position, the options' holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

    Non-Qualified Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option under the 1999 Option Plan or the 2001 Supplemental Stock Plan. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable at ordinary income rates to the option holder.

    We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

    We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

    15.  Material Tax Consequences for Employees Who are Tax Residents in France.

    The following is a general summary of the income tax and social security consequences of the exchange of options under the offer for French tax residents. This discussion is based on the French tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    The tendered options will be cancelled, which will not raise tax and social security consequences. The new option will be granted under a French Sub-Plan for purposes of French law with a new vesting schedule and a new minimum holding period starting on the new grant date. You will not be subject to tax when the new option is granted. When you exercise the option, you will be not be subject to ordinary income tax and social security contributions on the difference between the fair market value of the shares at the exercise date and the exercise price provided you don't sell the shares thus acquired prior to the expiration of the four-year holding period as from the grant date as determined by section 163 bis C of the French tax code. When you sell the shares, you will be subject to general social security contribution (CGS) at the rate of 7,5%, contributions for the reimbursement or social security debt (CRDS) at the rate of 0,5% and to a 2% social tax and to personal income tax at applicable tax rates on (i) the difference between the fair market value of the shares at the exercise date and the exercise price ("spread") and (ii) on the difference between the sales price and the market price on the exercise date. The tax rates applicable to the spread depend on the amount of the spread (less or more than FRF 1 million) and the period of time between the exercise date and the sale date. The spread will not be subject to social security contributions. Such favorable tax and social security regime only apply provided specific reporting are satisfied by your employer and yourself.

    We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

    16.  Material Tax Consequences for Employees Who are Tax Residents in Hong Kong.

    The following is a summary description of the tax consequences of the exchange of options for Hong Kong tax residents. This discussion is based on the Hong Kong tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

    You will not realize taxable income upon the grant of the new option. When you exercise, assign or release the option, you will be subject to salaries tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise, provided there are no restrictions on the sale or assignment of the shares. You will not be subject to salaries tax or capital gains tax when you sell the shares.

    We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

    17.  Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.

    The following is provided as a summary of the material U.K. income tax consequences which are likely to arise as a result of your agreeing to participate in the Offer to Exchange. This discussion is based on the U.K. tax law as of the date of the Offer to Exchange, which is subject to change. This summary is intended to be general only and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of participants. You are recommended to seek your own tax advice from your independent tax advisor.

    You should not suffer any income tax or national insurance contributions ("NICs") liability as a result of accepting the Offer to Exchange and agreeing to the cancellation of your existing option in consideration for the grant of the new option. Subject to the rules and limits contained in the 1999 and 2001 Plans, you will be granted a new option subject to your continuing to be an eligible employee at the proposed date of grant. The grant of options under the 1999 or 2001 Plans will be treated in the U.K. as a grant of unapproved options (i.e., options other than those granted under an Inland Revenue approved plan). On exercise of an option granted under the 1999 or 2001 Plans you will be liable to income tax and NICs on the difference between the fair market value of the shares on the date of exercise and the exercise price you paid to acquire the shares. Upon sale of the shares, you will be subject to capital gains tax. The tax is due on any increase in value of the stock between the date of exercise and the sale proceeds realized when you sell the shares.

    We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

    18.  Material Tax Consequences for Employees who are Tax Residents in Ireland.

    The following is a summary description of the tax consequences of the exchange of options for Irish tax residents. This discussion is based on the Irish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

    The new option will be issued under an unapproved share scheme for purposes of Irish law. You will not realize taxable income upon the grant of the new option. When you exercise the option, you will be subject to income tax on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. Options are not subject to pay related social insurance (PRSI) or to the levy. When you sell the shares, you will be subject to capital gains tax (currently 20%) on the sales proceeds less the exercise price and any amount included in taxable income on the exercise of the option. This is subject to an annual personal allowance currently IR£740 for the current tax year (6thApril 2001 - 31st December 2001).

    We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

    19.  Extension of offer; termination; amendment.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the amount of consideration offered for the options,

  •
  we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 19, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

    20.  Fees and expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

    21.  Additional information.

    This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      (1) interWAVE's annual report on Form 10-K for our fiscal year ended June 30, 2000, filed with the SEC on September 27, 2000; and

      (2) the description of our shares contained in our Registration Statement on Form F-1, filed with the SEC on December 17, 1999 (file number 333-92967).

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our common stock is quoted on the Nasdaq National Market under the symbol "IWAV" and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

    Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at interWAVE Communications, Inc., 312 Constitution Drive, Menlo Park, CA 94025, or telephoning us at (650) 838-2000.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about interWAVE should be read together with the information contained in the documents to which we have referred you.

    22.  Miscellaneous.

    This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to interWAVE or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K405 filed on September 27, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  our history of losses which we expect to continue in the future;

  •
  our limited operating history and the limited operating history of the companies we have acquired;

  •
  our quarterly operating results being subject to fluctuations, which may affect our stock price;

  •
  the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

  •
  our revenues might be harmed by resistance to adoption of interWAVE's products by potential customers;

  •
  the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

  •
  our revenues may be harmed if general economic conditions continue to worsen;

  •
  our stock price is susceptible to our operating results and to stock market fluctuations;

  •
  if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline;

  •
  our products may not stay compatible with software programs that are currently popular and we may lose sales and revenues;

  •
  our products have long sales cycles which makes it difficult to plan expenses and forecast results;

  •
  if we acquire additional companies or technologies in the future, they could prove difficult to integrate and may disrupt our business, dilute stockholder value or adversely affect our operating results;

  •
  our products are new and may contain defects and errors, which may lead to a loss of revenue or product liability claims;

  •
  the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

  •
  our ability to manage our growth;

  •
  our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share; and

  •
  our ability to keep pace with rapid technological change and new product introductions in our industry.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the memorandum from Priscilla Lu dated July 12, 2001, the Election Form and the Notice to Change Election from Accept to Reject. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

interWAVE, Communications International, Ltd., July 12, 2001

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF INTERWAVE
COMMUNICATIONS INTERNATIONAL, LTD.

    The directors and executive officers of interWAVE Communications International, Ltd. and their positions and offices as of July 11, 2001, are set forth in the following table:

Name	Position and Offices Held
Priscilla M. Lu	Chief Executive Officer and Chairman of the Board
Thomas W. Hubbs	Executive Vice President and Chief Financial Officer
Ian V. Sugarbroad	President and Chief Operating Officer
Dennis A. Cote	Vice President of Worldwide Sales
Edward Futcher	Vice President of Technology
Michele D. Hogan	Vice President of Finance
H. David Jones	Vice President of Customer Service
Frank Seto	Vice President of Operations
Arthur Yeung	Vice President, Managing Director, Asia Pacific
Robert Nakata	Vice President of Engineering
Michael Fitzgerald	Vice President of Marketing
Robin Foor	Vice President, General Counsel and Secretary
Robert C. Czerwinski	Vice President, Quality
Thomas R. Gibian	Director
William E. Gibson	Director
Andrew C. Wang	Director
Denny Ko	Director
Nien Dak Sze	Director

    The address of each director and executive officer is: c/o interWAVE Communications Inc., 312 Constitution Drive, Menlo Park, CA 94025.

A–1

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INTERWAVE COMMUNICATIONS INTERNATIONAL, LTD.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
ECONOMIC RISKS
TAX-RELATED RISKS FOR U.S. RESIDENTS
TAX-RELATED RISKS FOR NON-U.S. RESIDENTS
BUSINESS-RELATED RISKS
INTRODUCTION
THE OFFER
SCHEDULE A